UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2011

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (I.R.S. Employer Identification No.)

10110 Sorrento Valley Road, Suite C
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-0736

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2011, Optimer Pharmaceuticals, Inc. (“Optimer”) entered into a Collaboration and License Agreement (“License Agreement”) with Astellas Pharma Europe Ltd. (“Astellas”) pursuant to which Optimer granted to Astellas an exclusive, royalty-bearing license under certain of Optimer’s know-how and intellectual property to develop and commercialize fidaxomicin in Europe and certain countries in the Middle East, Africa and the Commonwealth of Independent States (the “Territory”).  Under the terms of the License Agreement, Astellas has agreed to use commercially reasonable efforts to develop and commercialize fidaxomicin in the Territory at its expense, and is obligated to achieve certain additional regulatory and commercial diligence milestones with respect to fidaxomicin in the Territory.  Optimer and Astellas may also agree to collaborate in, and share data resulting from, global development activities with respect to fidaxomicin, in which case the parties will be obligated to co-fund such activities.  In addition, under the terms of the License Agreement, Astellas granted to Optimer an exclusive, royalty-free license under know-how and intellectual property generated by Astellas and its sublicensees in the course of developing fidaxomicin and controlled by Astellas or its affiliates for use by Optimer and any of its sublicensees in the development and commercialization of fidaxomicin outside the Territory and, following termination of the License Agreement and subject to payment by Optimer of single-digit royalties, in the Territory.  In addition, under the terms of a Supply Agreement (“Supply Agreement”) entered into by Optimer and Astellas on the same date, Optimer will be the exclusive supplier of fidaxomicin to Astellas for Astellas’ development and commercialization activities in the Territory during the term of the Supply Agreement, and Astellas is obligated to pay Optimer an amount equal to cost plus an agreed mark-up for such supply.

Under the terms of the License Agreement, Astellas is obligated to pay Optimer an upfront fee equal to €50,000,000 (approximately $68,000,000 based on current exchange rates) and Optimer is eligible to receive additional cash payments totaling up to €115,000,000 (approximately $156,000,000 based on current exchange rates) upon the achievement by Astellas of specified regulatory and commercial milestones.  In addition, Optimer will be entitled to receive escalating double-digit royalties ranging from the high teens to low twenties on net sales of fidaxomicin products in the Territory, which royalties are subject to reduction in certain, limited circumstances.  Such royalties will be payable by Astellas on a product-by-product and country-by-country basis until a generic product accounts for a specified market share of the applicable fidaxomicin product in the applicable country.

The License Agreement and the Supply Agreement will continue in effect on a product-by-product and country-by-country basis until expiration of Astellas’ obligation to pay royalties with respect to each fidaxomicin product in each country in the Territory, unless terminated early by either party as more fully described below.  Following expiration, Astellas’ license to develop and commercialize the applicable fidaxomicin product in the applicable country will become non-exclusive.  Each of Optimer and Astellas may terminate the License Agreement or Supply Agreement prior to expiration upon the material breach of such agreement by the other party, or upon the bankruptcy or insolvency of the other party.  In addition, Optimer may terminate the License Agreement and Supply Agreement prior to expiration in the event Astellas or any of its affiliates or sublicensees commences an interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any patent licensed to it under the License Agreement, and Astellas may terminate the License Agreement and Supply Agreement prior to expiration for any reason on a product-by-product and country-by-country basis upon 180 days’ prior written notice to Optimer.  Upon any such termination, the license granted to Astellas (in total or with respect to the terminated product or terminated country, as applicable) will terminate and revert to Optimer.

The foregoing summary of the License Agreement and the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement and the Supply Agreement, each of which will be attached as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: February 7, 2011	By:	/s/ John D. Prunty

John D. Prunty
Chief Financial Officer (Duly Authorized Officer
and Principal Financial and Accounting Officer)